Exhibit 99.1

FOR IMMEDIATE RELEASE
February 15, 2005

Texas State Bank

Receives PULSE Distribution

McAllen, Texas – Texas State Bank, the principal operating subsidiary of Texas Regional Bancshares, Inc. (NASDAQ: TRBS) has received a special distribution of proceeds from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley.  Members of the PULSE EFT Association, including Texas State Bank, received these distributions based in part upon their volume of transactions through the PULSE network.  The special after-tax addition to earnings is expected to be approximately $3.4 million and will be reflected in the financial results of Texas Regional for the first quarter of 2005.

Glen E. Roney, Chief Executive Officer of Texas Regional and Texas State Bank, said “We are pleased that the PULSE network has been useful to our customers, as indicated by the large volume of transactions processed through PULSE by our Bank.  We look forward to our customers continuing to utilize the PULSE debit system as it becomes a part of Discover Financial Services.”

OTHER INFORMATION

Texas State Bank is a wholly owned subsidiary of Texas Regional Bancshares, Inc., a bank holding company based in McAllen, Texas whose shares are traded on The Nasdaq Stock Market® under the symbol TRBS.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s web site at http://www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s web site can also be obtained by calling Janie Moran, Controller, at (956) 631-5400.

This document and information on Texas Regional’s web site may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s web site at http://www.sec.gov.

For further information, contact Glen E. Roney, Chief Executive Officer at (956) 631-5400 (http://www.texasstatebank.com).